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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          OraSure Technologies, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                     [LOGO OF ORASURE TECHNOLOGIES, INC.]

                          ORASURE TECHNOLOGIES, INC.
                              150 Webster Street
                         Bethlehem, Pennsylvania 18015

                                                                 April 12, 2002

Dear Stockholder:

  You are cordially invited to attend the 2002 Annual Meeting of Stockholders to be held on Monday, May 20, 2002, at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania, 18018, at 10:00 a.m. local time. Your Board of Directors and Management look forward to personally greeting those present. At the meeting, you will be asked to (i) elect two Class II Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2005,
(ii) approve an amendment to the OraSure Technologies, Inc. 2000 Stock Award Plan to increase the number of shares of Common Stock authorized for grant under such Plan, and (iii) transact such other business as may properly come before the meeting or any adjournments thereof.

  Your Board of Directors has approved the nominees for director and recommends that you vote FOR their election to the Board. In addition, your Board of Directors recommends that you vote FOR the amendment to the Stock Award Plan.

  Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. We are pleased to announce that this year you will have the option to vote by telephone, via the Internet, or by marking, signing, dating, and mailing the enclosed proxy card in the accompanying postage prepaid envelope. Additional details on these options can be found in the attached Proxy Statement and proxy card. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

Sincerely yours,

/s/ Michael J. Gausling
Michael J. Gausling
President and Chief Executive Officer

                     [LOGO OF ORASURE TECHNOLOGIES, INC.]

                          ORASURE TECHNOLOGIES, INC.
                              150 Webster Street
                         Bethlehem, Pennsylvania 18015

                               ----------------

                   Notice of Annual Meeting of Stockholders
                            to be held May 20, 2002

                               ----------------

To the Stockholders of OraSure Technologies, Inc.:

  The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, on Monday, May 20, 2002, at 10:00 a.m. local time for the following purposes:

  1.  To elect two Class II Directors;

  2. To approve an amendment increasing the number of shares of Common Stock authorized for grant under the OraSure Technologies, Inc. 2000 Stock Award Plan; and

  3. To consider such other business as may properly come before the meeting or any adjournment thereof.

  Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 28, 2002, will be entitled to vote at the Annual Meeting of Stockholders and any adjournments thereof.

By Order of the Board of Directors,

Jack E. Jerrett
Secretary

April 12, 2002
Bethlehem, Pennsylvania

-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the meeting and to vote your shares in person.
-------------------------------------------------------------------------------

                     [LOGO OF ORASURE TECHNOLOGIES, INC.]

                          ORASURE TECHNOLOGIES, INC.
                              150 Webster Street
                         Bethlehem, Pennsylvania 18015

                               ----------------

                                Proxy Statement

  This Proxy Statement is being mailed on or about April 12, 2002, to stockholders of OraSure Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Company's solicitation of proxies (each, a "Proxy") for use at the Annual Meeting of Stockholders to be held on May 20, 2002, at 10:00 a.m. local time, at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, and at any adjournments thereof (the "Annual Meeting").

                                    Proxies

  Shares represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, will be voted in accordance with the stockholder's instructions. If no instructions are given in the Proxy, the stockholder's shares will be voted according to the recommendations of the Board of Directors (the "Board") as stated on the Proxy. Stockholders may revoke the authority granted by their Proxies at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy, and voting in person.

  At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named on the Proxy will have discretionary authority to vote thereon in accordance with their best judgment.

  The cost of soliciting Proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company's directors, officers, and regular employees may solicit Proxies personally or by telephone or other means without additional compensation. The Company has retained Mellon Investor Services LLC to assist in such solicitation for an estimated fee of $4,500 plus reimbursement for certain expenses.

  Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing.

                               Voting Procedures

  Most stockholders will have a choice of voting over the phone, via the Internet or by completing and mailing a traditional paper proxy card, as described below. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

  Voting by Mail. If stockholders desire to vote by using the paper proxy card included with this Proxy Statement instead of by telephone or the Internet, they may do so by completing, signing, dating and returning the proxy card in the enclosed, pre-addressed envelope. Postage need not be affixed to the envelope if mailed in the United States.

  Voting by Phone or Internet. Instead of voting by use of the paper proxy card, stockholders may be able to vote by phone or the Internet. Whether stockholders may do so will depend on how their shares of Common Stock are held.

  Stockholders with shares registered in their name with Mellon Investor Services LLC, the Company's transfer agent, may vote those shares by telephone by calling Mellon Investor Services LLC at 800-435-6710 (toll free in the United States or Canada only) or via the Internet at the following web site: www.eproxy.com/osur. Registered stockholders desiring to vote by telephone or the Internet must do so by 4:00 pm Eastern Time on May 17, 2002. Additional instructions can be found on the paper proxy card accompanying this Proxy Statement.

  Stockholders with shares registered in the name of a broker or bank may be able to vote by phone or the Internet if their broker, bank or other record holder participates in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Mellon Investor Services for shares registered directly in the name of the stockholder. If a stockholder's shares are held in an account with a broker, bank or other record holder participating in the ADP Investor Communication Services program, that stockholder may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at the ADP Investor Communication Services voting web site (www.proxyvote.com). Votes submitted by telephone or the Internet through the ADP Investor Communication Services program must be received by 12:00 midnight Eastern Time on May 19, 2002.

  Submitting a proxy by phone or the Internet will not affect a stockholder's right to vote in person at the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies and printing costs, that must be borne by the stockholder.

  Electronic Access to Proxy Materials and Annual Report. The notice of Annual Meeting, the Proxy Statement and the 2001 Annual Report are available on the Company's web site at http://www.orasure.com. Any stockholder of record that would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail should follow the instructions on the paper proxy card if you vote by mail or follow the instructions provided when you vote by phone or over the Internet. If you hold your shares through a bank, broker, or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Opting to receive your proxy materials and annual report online will save the Company the cost of producing these materials and mailing them to you in the future.

                               Voting Securities

  On March 28, 2002, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had outstanding and entitled to vote at the meeting 37,429,904 shares of common stock, par value $.000001 per share ("Common Stock"). Each share of Common Stock is entitled to one vote on any matter brought before the meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the meeting, will constitute a quorum for the transaction of business.

                            Principal Stockholders

  The following table sets forth information as of March 28, 2002, regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each director and nominee for election as director, (c) each of the Company's executive officers and other persons named in the Summary Compensation Table under "Executive Compensation," and (d) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 150 Webster Street, Bethlehem, Pennsylvania 18015.

  Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of the Company's Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that holder that are exercisable within 60 days of March 28, 2002 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

                                              Amount and Nature of    Percent
Beneficial Owner                           Beneficial Ownership(1)(2) of Class
----------------                           -------------------------- --------
William W. Crouse(3)......................         3,172,402            8.5%

HealthCare Ventures V, L.P.(3)............         3,115,292            8.3%
HealthCare Partners V, L.P.
Augustine Lawlor
Christopher Mirabelli
Harold R. Werner
James H. Cavanaugh, Ph.D.
John W. Littlechild
William W. Crouse
 44 Nassau Street
 Princeton, NJ 08542

William M. Hinchey(4).....................         2,172,397            5.8%
 433 Dogwood Terrace
 Easton, PA 18042

WM Advisors Inc.(5).......................         2,154,400            5.8%
 1201 Third Avenue, 22nd Floor
 Seattle, WA 98101

R. Sam Niedbala, Ph.D.(6).................         1,804,872            4.8%

Michael J. Gausling(7)....................         1,789,835            4.8%

Michael G. Bolton(8)......................           567,536            1.5%

Robert D. Thompson........................           388,215            1.0%

Roger L. Pringle(9).......................           187,177              *

William D. Block..........................           135,300              *

Frank G. Hausmann.........................            75,000              *

Gregory B. Lawless........................            26,666              *

P. Michael Formica........................            25,646              *

J. Richard George, Ph.D...................            15,935              *

Carter H. Eckert..........................             5,000              *

All directors and executive officers as a          7,822,661           20.6%
 group (12 people)(10)....................

--------
 *  Less than 1%

 (1) Subject to community property laws where applicable, beneficial ownership consists of sole voting and dispositive power except as otherwise indicated.

 (2) Includes shares subject to options exercisable within 60 days of March 28, 2002, as follows: Mr. Block, 127,435 shares; Mr. Bolton, 32,944 shares; Mr. Crouse, 57,110 shares; Mr. Eckert, 5,000 shares; Mr. Formica, 25,646 shares; Mr. Gausling, 32,734 shares; Dr. George, 15,935 shares; Mr. Hausmann, 75,000 shares; Mr. Hinchey, 14,061 shares; Mr. Lawless, 26,666 shares; Dr. Niedbala, 32,734 shares; Mr. Pringle, 150,552 shares; Mr. Thompson, 388,215 shares; and all directors and executive officers as a group, 599,048 shares.

 (3) Includes 3,115,292 shares held of record by HealthCare Ventures V, L.P. Mr. Crouse is a general partner of HealthCare Partners V, L.P., the general partner of HealthCare Ventures V, L.P. HealthCare Ventures V, L.P., HealthCare Partners V, L.P., Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share voting and dispositive power with respect to 3,115,292 shares.

 (4) Includes 500,713 shares held by The William M. Hinchey 2000 Grantor Retained Annuity Trust Dated April 27, 2000, of which Mr. Hinchey is the trustee, and 24,917 shares held by The William M. Hinchey Irrevocable Education Trust Dated April 27, 2000, of which Mr. Hinchey's wife, Maureen H. Hinchey, is a trustee. Mr. Hinchey retired from the Company effective as of December 31, 2001.

 (5) Based on information contained in the Schedule 13G filed January 2, 2002, WM Advisors Inc. has sole voting and dispositive power with respect to 2,154,400 shares.

 (6) Includes 500,713 shares held by The Raymond S. Niedbala 2000 Grantor Retained Annuity Trust Dated April 28, 2000, of which Dr. Niedbala is the trustee, 73,670 shares held by The Raymond S. Niedbala Family Trust Dated April 28, 2000, of which Dr. Niedbala's wife, Linda-Lee Niedbala, is a trustee, and 52,800 shares held by the Niedbala Charitable Remainder Unit Trust, of which Dr. Niedbala and Linda-Lee Niedbala are trustees.

 (7) Includes 500,713 shares held by The Michael J. Gausling Grantor Retained Annuity Trust, Dated April 28, 2000, of which Mr. Gausling is the trustee, and 34,424 shares held by the Michael Gausling Irrevocable Education Trust Dated April 28, 2000, of which Mr. Gausling's wife, Sharon M. Gausling, is a trustee.

 (8) Includes 534,590 shares held of record by Pennsylvania Early Stage Partners L.P. Mr. Bolton is Chief Executive Officer and a Managing Director of Pennsylvania Early Stage Partners GP, LLC, the general partner of Pennsylvania Early Stage Partners L.P.

 (9)  Includes 1,500 shares owned by Mr. Pringle's spouse.

 (10) Includes 3,115,292 shares held of record by HealthCare Ventures V, L.P. and 534,590 shares held of record by Pennsylvania Early Stage Partners L.P.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires that the Company's officers and directors and persons who own more than ten percent of the Common Stock (collectively, "Reporting Persons") file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Reporting Persons are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms and representations regarding the absence of a filing requirement received from Reporting Persons, the Company believes that with respect to the year 2001, all Reporting Persons complied with all applicable filing requirements, except that William M. Hinchey, the Company's former Senior Vice President, Marketing, Drugs of Abuse, inadvertently failed to file in a timely manner, one Form 4 with respect to a single sale transaction occurring at the end of October 2001.

Item 1. Election of Directors

  At the Annual Meeting, stockholders will vote on the election of two Class II Directors. The Board has nominated William W. Crouse and Roger L. Pringle for election as Class II Directors, for terms expiring at the Annual Meeting of Stockholders in 2005. The nominees for election as Directors are presently members of the Board.

  In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the two nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy entitled to vote at the Annual Meeting. Abstentions and shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised the Company that it lacks voting authority will have no effect on the required vote. Your Board recommends that stockholders vote FOR the election of the Director nominees.

  The Company does not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

  Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

  Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting is set forth below. Each person listed below (except for Messrs. Eckert and Lawless) became a Director of the Company in connection with the merger (the "Merger") of STC Technologies, Inc. ("STC") and Epitope, Inc. ("Epitope") into the Company on September 29, 2000, and served on the board of either STC or Epitope prior to the Merger.

  Michael G. Bolton will resign from the Board following the 2002 Annual Meeting, and his service as a Director of the Company will end at that time. The Board wishes to express its deepest appreciation to Mike Bolton for his contributions and insight in serving the Company and its predecessor, STC Technologies. Mike's experience and business acumen will be missed, and the Board wishes him every success and happiness in his future endeavors.

                                                                            Director
Name                                  Principal Occupation              Age  Since
----                                  --------------------              --- --------
  Class I (Directors Whose Terms of Office Expire in 2004):

Michael G. Bolton....... Chief Executive Officer and Managing Director   58   2000
                         of Pennsylvania Early Stage Partners GP, LLC

Frank G. Hausmann....... President and Chief Executive Officer of        44   2000
                         CenterSpan Communications Corporation

Carter H. Eckert........ Former President and Chief Executive Officer    59   2001
                         of Knoll Pharmaceutical Company

  Class II (Nominees For Terms of Office to Expire in 2005):

William W. Crouse....... Managing Director of HealthCare Ventures LLC    59   2000

Roger L. Pringle........ President of The Pringle Company                61   2000

  Class III (Directors Whose Terms of Office Expire in 2003):

Michael J. Gausling..... President and Chief Executive Officer of the    44   2000
                         Company

Gregory P. Lawless...... Managing Partner of Collins Mabry & Co.         62   2001

  Michael G. Bolton had been a member of the board of directors of STC since April 1999. In September 1997, Mr. Bolton became the founding Chief Executive Officer and Managing Director of Pennsylvania Early Stage Partners GP, LLC ("PA Early Stage") in Wayne, Pennsylvania. Prior to joining PA Early Stage, Mr. Bolton was a senior executive at Lehigh University, where he held various leadership positions related to fund raising, technology transfer, entrepreneurial assistance, and public and government relations. Mr. Bolton was the founding Chief Executive of the Ben Franklin Technology Center at Lehigh University and co-founder of the NEPA Venture Fund, and has been an active participant in the venture capital community for approximately 20 years. Mr. Bolton received his B.A. in Economics and his M.B.A. from Lehigh University. Mr. Bolton currently serves on the boards of several PA Early Stage portfolio companies, and is a member of the Advisory Board for the Wharton School's Center for Entrepreneurship at the University of Pennsylvania.

  Frank G. Hausmann had been a member of the board of directors of Epitope since December 1999. Mr. Hausmann has been employed by CenterSpan Communications Corporation since July 1998, serving as President and Chief Executive Officer since October 1998 and as Vice President, Finance and Administration and Chief Financial Officer prior to that time. CenterSpan is a provider of Internet voice and text messaging software designed primarily for use with interactive games. From August 1997 to May 1998, Mr. Hausmann served as Vice President, Finance and Chief Financial Officer of Atlas Telecom, Inc., a developer of enhanced facsimile and voice-mail solutions. From September 1995 to July 1997, he served as Vice President, Corporate Development and General Counsel of Diamond Multimedia Systems, Inc., a designer and marketer of computer video cards, modems and other peripherals. From June 1993 to September 1995, Mr. Hausmann was Executive Vice President and Chief Financial Officer of Supra Corporation, a designer and marketer of computer modems that was acquired by Diamond Multimedia Systems, Inc. in September 1995. From 1983 to 1993, Mr. Hausmann was a consultant and attorney with such firms as Price Waterhouse and Stoel Rives. Mr. Hausmann received B.S. degrees in Economics and Political Science from Willamette University and a J.D. degree from the University of Oregon. He is a member of the Oregon State Bar. Mr. Hausmann is also a director of CenterSpan Communications Corporation.

  Carter H. Eckert became a member of the Board in December 2001. From 1995 to 2001, Mr. Eckert served as President of Knoll Pharmaceutical Company and as President of the Americas for Knoll's parent company, BASF Pharma. During that period, Mr. Eckert also was a member of BASF Pharma's Global Pharmaceutical Board, where he was responsible for global therapeutic franchises and corporate transactions. Prior to joining Knoll and BASF Pharma in 1995, Mr. Eckert was President and Chief Executive Officer of Boots Pharmaceuticals, Inc., a pharmaceutical company, where he was responsible for North American operations. Mr. Eckert joined Boots Pharmaceuticals in 1985 as Executive Vice President and Chief Operating Officer after more than a decade at Baxter Travenol Laboratories, where he served as President of the Pharmaceutical Products Division. Mr. Eckert currently serves as a director of Boron LePone, Inc., a trustee of Caldwell College and an operating partner of the Athena Group. Mr. Eckert received his B.S. in Chemical Engineering from the Illinois Institute of Technology and his M.B.A. from Northwestern University.

  William W. Crouse had been a member of the board of directors of STC since April 1999. Since 1994, Mr. Crouse has served as Managing Director of HealthCare Ventures LLC, a venture capital firm. Prior to that time, Mr. Crouse served as Worldwide President of Ortho Diagnostic Systems, and Vice President of Johnson & Johnson International. Mr. Crouse has more than 30 years experience in the pharmaceutical industry. He serves as a director of Dendreon Corporation, The New York Blood Center and Lehigh University. Mr. Crouse received his B.S. in Finance and Economics from Lehigh University and his M.B.A. from Pace University.

  Roger L. Pringle had been Chairman of the Board and a member of the board of directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope, since February 1989. Mr. Pringle is President and founder of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon. Mr. Pringle is a director of North Pacific Group, Bank of the Northwest, and H2F Media, Inc. He is also active in funding and advising start-up and emerging companies.

  Michael J. Gausling has been the Company's President and Chief Executive Officer since January 31, 2002. Prior to that, Mr. Gausling was the Company's President and Chief Operating Officer since September 2000. Mr. Gausling is a co-founder of STC and served as Chairman of STC's board of directors since 1996, President and Chief Executive Officer since 1990, and a director of STC since 1987. Mr. Gausling was Executive Vice President, Finance and Operations at STC from 1987 to 1990. Prior to forming STC, Mr. Gausling had been employed in the area of corporate finance at Procter and Gamble. Mr. Gausling received his B.S.M.E. from Rensselaer Polytechnic Institute and his M.B.A. in Finance from Miami University. Mr. Gausling is also a director of Keystone Savings Bank.

  Gregory B. Lawless became a member of the Board in April 2001. Since 1998, Mr. Lawless has been the Managing Partner of Collins Mabry & Co., a strategic advisory firm for the life sciences industry which he co-founded. From 1992 to 1998, Mr. Lawless served as President and Chief Executive Officer of Cygnus, Inc., a medical diagnostics company, and from 1989 to 1992, was President and Chief Operating Officer of Chiron Corporation, also a medical diagnostics company. Mr. Lawless received his B.S. in Pharmacy from Fordham University, his M.S. in Analytical Chemistry from St. John's University, and his Ph.D. in Physical Organic Chemistry from Temple University.

Directors' Meetings

  The Board held eight meetings and acted by written consent on two occasions during the year ended December 31, 2001. Each of the Directors listed above attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which the Director served during the period in the year in which he served as a Director.

Committees of the Board

  The Board has three standing committees--the Executive Committee, the Compensation Committee and the Audit Committee. The Compensation and Audit Committees are each composed entirely of non-employee Directors.

  Executive Committee. The Board has designated an Executive Committee to assist in the discharge of the Board's responsibilities. The Executive Committee is composed of six Directors, Michael G. Bolton, William W. Crouse, Michael J. Gausling, Frank G. Hausmann, Gregory B. Lawless, and Roger L. Pringle. The Executive Committee may exercise all the authority and powers of the Board in the management of the business and property of the Company, except those reserved to the Board by the Delaware Business Corporation Law or the Company's Certificate of Incorporation, as amended. The Executive Committee did not meet during the year ended December 31, 2001.

  Compensation Committee. The Compensation Committee of the Board recommends to the Board the compensation and benefits for the executive officers of the Company, administers the Company's stock award plans and employee stock purchase plan, and performs other tasks as set forth in the Company's Bylaws or as the Board may direct. Members of the Compensation Committee are Roger L. Pringle, Chairman, Michael G. Bolton, and Gregory B. Lawless. The Compensation Committee met three times and acted by written consent on two occasions during the year ended December 31, 2001.

  Audit Committee. The Audit Committee of the Board reviews the Company's internal audit, accounting and financial controls, and the performance and independence of the Company's outside auditors. The Audit Committee also performs those functions set forth in a written charter adopted by the Board, a copy of which is attached as Exhibit A to this Proxy Statement. Members of the Audit Committee are Frank G. Hausmann, Chairman, Michael G. Bolton and Roger L. Pringle. Each member of the Audit Committee is "independent" as defined in Rule 420D(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee met four times during the year ended December 31, 2001.

Report of the Audit Committee

  The following report of the Audit Committee of the Board shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report shall not otherwise be deemed filed under such Acts.

  The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as required by applicable listing standards of the Nasdaq Stock Market. The Committee operates pursuant to a Charter that was last amended and restated by the Board on October 26, 2000. Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

  In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

  The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

  Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee's Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS

Frank G. Hausmann
Michael G. Bolton
Roger L. Pringle

March 26, 2002

                            Nomination of Directors

  The Company's Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder's notice of nomination must be made in writing to the Company's Secretary and must be delivered to or received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address and residence address of the person, the principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. The notice must also include the name and record address of the stockholder and the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of the proposed nominee to serve as a Director of the Company.

                              Executive Officers

  The table below provides information about the executive officers of the Company as of March 28, 2002. Officers of the Company hold office at the discretion of the Board.

            Name              Age                     Position
            ----              ---                     --------
Michael J. Gausling..........  44 President and Chief Executive Officer
Ronald H. Spair..............  46 Executive Vice President and Chief Financial
                                  Officer
R. Sam Niedbala, Ph.D........  41 Executive Vice President and Chief Science
                                  Officer
P. Michael Formica...........  51 Senior Vice President, Operations
William D. Block.............  40 Senior Vice President, Sales and Marketing
Jack E. Jerrett..............  43 Vice President, General Counsel and Secretary
Mark L. Kuna.................  38 Controller, Assistant Treasurer and Assistant
                                  Secretary

  For biographical information on Mr. Gausling, see "Election of Directors."

  Ronald H. Spair joined the Company as Executive Vice President and Chief Financial Officer in November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, from January 2001 to September 2001. Prior to joining Delsys, he was Senior Vice President, Chief Financial Officer and Secretary of SuperGen, Inc., a pharmaceutical company, from August 1999. Prior to joining SuperGen, Mr. Spair was Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company, from March 1996 until August 1999. From October 1993 until March 1996, Mr. Spair served as Vice President, Chief Financial Officer and Assistant Secretary of Lexin Pharmaceutical Corporation, a development stage biopharmaceutical company. Before joining Lexin, Mr. Spair served as Vice President, Chief Financial Officer and Assistant Secretary of Envirogen, Inc., an environmental biotechnology company, from May 1990 to August 1993. Mr. Spair received his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

  R. Sam Niedbala, Ph.D. has been the Company's Executive Vice President and Chief Science Officer since September 2000. Dr. Niedbala is a co-founder of STC and had served as Executive Vice President, Chief Science Officer and a director of STC since 1987. Prior to forming STC, Dr. Niedbala had been employed by Hoffman-

LaRoche, Inc. as a Senior Scientist. Dr. Niedbala received his B.S. in Chemistry from East Stroudsburg University, and his M.S. in Clinical Chemistry and Ph.D. in Chemistry from Lehigh University. Dr. Niedbala is also a board certified forensic examiner.

  P. Michael Formica has served as Senior Vice President, Operations for the Company and STC since May 2000. Prior to that time, Mr. Formica was Division Manager, Mobil Measurement Technologies for Drager Sicherheitstechnik GmbH (now called Drager Safety AG & Co. KGaA), in Luebeck, Germany, for eight years with worldwide responsibility, and Director Sales and Marketing, National Draeger, Inc. (USA) for two years. Drager is a world leader in chemical detection systems for the industrial safety market, and breath alcohol detection instrumentation. Before joining Drager, Mr. Formica held management positions in marketing, finance, product development, and general management of several companies. Mr. Formica received his B.S. in Electrical Engineering from West Virginia University and his M.B.A. from the Graduate School of Industrial Administration, Carnegie Mellon University.

  William D. Block has served as the Company's Senior Vice President, Sales and Marketing since September 2000. Prior to that time, Mr. Block served as Epitope's Vice President of Sales and Marketing since May 1999. Before joining Epitope, Mr. Block was Director of Institutional Sales for McKessonAPS, a division of McKessonHBOC, since March 1997. Prior to joining McKessonAPS, Mr. Block held various positions with Baxter International, Inc.'s subsidiary, Allegiance Corporation, where he worked for six years. His last position with Allegiance was as a Senior Account Manager/General Manager for the MidAmerica region where he oversaw sales of medical products and supplies. Mr. Block is an Army ROTC graduate from Wake Forest University where he received a B.A. degree in Economics.

  Jack E. Jerrett joined the Company as Vice President and General Counsel in November 2000 and was elected as Secretary in February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation. Prior to that, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania and American Bar Associations.

  Mark L. Kuna was named as the Company's Controller in February 2001 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc. since April 1989. Prior to joining XO Communications, Mr. Kuna served as Vice President and Principal Accounting Officer of Wedco Technology, Inc. since 1989. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

                Certain Relationships and Related Transactions

  The Company has entered into a Commercial Lease (the "Lease") with Tech III Partners, LLC ("Tech Partners"), which provides for the construction of a 48,000 square foot facility on land adjacent to the Company's Bethlehem, Pennsylvania headquarters, and the lease of that facility to the Company. Tech Partners is owned and controlled by Michael J. Gausling, the Company's President and Chief Executive Officer, and Dr. R. Sam Niedbala, the Company's Executive Vice President and Chief Science Officer. The facility is expected to house manufacturing, research and development, and administrative operations required to support the expected growth of the Company's business. Construction of the facility is expected to be completed during the summer of 2002.

  The Lease has an initial ten-year term commencing after completion of construction and a base rent starting at $480,000 and increasing to $528,000 per year over that term. The base rental rate may be increased after the fifth year of the initial term in order to reflect changes in the interest rate on debt incurred by Tech Partners to finance construction of the leased facilities. The Company has not guaranteed any debt incurred by Tech Partners. The Lease also provides the Company with options to renew the Lease for an additional five years at a rental rate of $600,000 per year, and to purchase the facility at any time during the initial ten-year term. Prior to deciding to enter into the Lease, the Board retained Imperial Realty Appraisal LLC, an independent commercial real estate appraisal firm, to evaluate the proposed base rental rate under the Lease. Imperial Realty issued an opinion indicating that the annual base rent set forth in the Lease is below the market rental rate the Company could otherwise expect to pay to lease a comparable commercial property in the same general geographic market. The terms of the Lease are otherwise substantially similar to the commercial lease entered into by the Company with a third party for its existing Bethlehem, Pennsylvania headquarters.

  Information regarding employment and severance agreements between the named executive officers and the Company is set forth in the Section entitled "Employment Agreements" in this Proxy Statement.

                            Executive Compensation

Summary Compensation Table(1)

  The following table summarizes the compensation of the Company's Chief Executive Officer and certain other executive officers named in this Proxy Statement.

                                    Annual             Long-Term
                                 Compensation     Compensation Awards
                               ----------------- ---------------------
                                                 Restricted Securities
Name and Principal                                 Stock    Underlying    All Other
Position                  Year  Salary   Bonus     Awards   Options(2) Compensation(3)
------------------        ---- -------- -------- ---------- ---------- ---------------
Michael J. Gausling(4)..  2001 $225,211      --       --         --       $ 13,000(10)
 President and            2000  197,596 $107,000      --      70,000         3,000
 Chief Executive Officer  1999  175,000   70,000      --      15,888         3,000

Robert D. Thompson(5)...  2001  274,461      --       --         --        142,561(9)(10)
 Former Chief Executive   2000  249,683      --       --     475,000       136,510(9)(10)
 Officer                  1999      --       --       --         --            --


R. Sam Niedbala, Ph.D...  2001  185,211      --       --         --         10,257(10)
 Executive Vice           2000  170,385   80,313      --      70,000         3,000
 President and            1999  160,000   48,000      --      15,888         3,000
 Chief Science Officer

P. Michael Formica(6)...  2001  157,134      --       --         --          9,969(10)
 Senior Vice President,   2000   95,356   20,000      --         --         23,070(9)(10)
 Operations               1999      --       --       --         --            --


William D. Block(7).....  2001  150,211   25,000      --         --         46,243(9)(10)
 Senior Vice President,   2000  150,000      --       --      45,000        62,287(9)(10)
 Sales and Marketing      1999   89,423      --   $29,996    112,500        58,725(9)

William M. Hinchey......  2001  150,211      --       --         --         13,000(10)
 Former Senior Vice       2000  137,856   54,250      --      45,000         4,125(10)
 President,               1999  135,000   33,750      --      15,888         3,000
 Marketing, Drugs of
 Abuse

J. Richard George,
Ph.D.(8)................  2001  150,236      --       --         --         13,350(10)
 Former Senior Vice       2000  150,000      --       --      45,000         3,712(10)
 President,               1999  150,000      --       --      25,000         3,384
 Research and
 Development

--------
 (1) Table includes compensation paid by Epitope and STC to the named executive officers prior to the Merger on September 29, 2000.

 (2) Represents the number of shares for which options were awarded. The options shown for Mr. Thompson in 2000 and all other officers in 1999 include options for the purchase of shares of Epitope and STC common stock converted into options for the purchase of shares of the Company as a result of the Merger.

 (3) Except as otherwise noted in (9) and (10) below, represents amounts contributed to 401(k) profit sharing plans as employer matching contributions in the form of common stock or cash.

 (4) Mr. Gausling was appointed as Chief Executive Officer of the Company on January 31, 2002.

 (5) Mr. Thompson resigned as Chief Executive Officer and Director of the Company on January 31, 2002.

 (6) Mr. Formica received a $25,000 discretionary cash bonus in March 2002 in recognition of his performance during 2001.

 (7) Mr. Block joined the Company in May 1999, at which time he received 6,233 shares of restricted Common Stock with a dollar value of $29,996 at the time of grant. The restricted shares vested in full on the first anniversary of Mr. Block's employment date.

 (8) Dr. George resigned from his full-time position as Senior Vice President, Research and Development effective February 28, 2002, and beginning March 1, 2002, became a Scientific Advisor to the Company working on a part-time basis.

 (9) Includes $128,048 and $33,243 in relocation expenses for Messrs. Thompson and Block, respectively, in 2001, $135,385, $21,945 and $57,283 in relocation expenses for Messrs. Thompson, Formica and Block, respectively, in 2000, and $57,307 in relocation expenses for Mr. Block in 1999, which expenses were reimbursed by the Company. Such expenses include moving costs, realtor fees, closing costs, furniture storage costs, other miscellaneous expenses, and federal and state income taxes on amounts paid as expense reimbursement. Also includes, in 2001, $4,763 in imputed interest on a $75,000 interest-free loan made by the Company to Mr. Thompson in connection with his relocation to Bethlehem, Pennsylvania.

(10) Includes automobile allowances in 2001 of $9,750 for Mr. Thompson, $9,000 for Messrs. Gausling, Block and Hinchey and Dr. Niedbala, $9,350 for Dr. George and $8,625 for Mr. Formica. Includes automobile allowances in 2000 of $1,125 for Messrs. Thompson, Formica and Hinchey, $1,100 for Mr. Block and $1,450 for Dr. George.

Fiscal Year-End Option Values(1)

  The following table shows 2001 year-end amounts and value of shares of the Common Stock underlying outstanding options for the named executive officers. There were no stock options awarded to the named executive officers during 2001.

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                  Options at Fiscal Year-    In-the-Money Options
                           Shares                           End              at Fiscal Year-End(2)
                          Acquired      Value    ------------------------- -------------------------
Name                     on Exercise Realized(3) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Michael J. Gausling.....      --           --       25,444      60,444     $  183,205    $366,465
Robert D. Thompson......   22,200     $172,126     377,800      75,000      2,860,514     392,700
R. Sam Niedbala.........      --           --       25,444      60,444        183,205     366,465
P. Michael Formica......      --           --       15,446      71,264         25,007     237,450
William D. Block........    1,000        8,187     122,750      33,750        871,715     176,715
William M. Hinchey......      --           --       19,194      33,750        150,480     176,715
J. Richard George.......   65,500      528,511      11,250      33,750         58,905     176,715

--------
(1) The named executive officers held no stock appreciation rights at December 31, 2001.

(2) In-the-money stock options are options for which the exercise price is less than the fair market value of the underlying stock on a particular date. The values shown in the table are based on the difference between $12.33, which was the average of the high and low sales prices of the Common Stock as quoted on The Nasdaq Stock Market on December 31, 2001, and the applicable exercise price.

(3) Value realized represents the difference between the fair market value of Common Stock underlying the options at the exercise date and the exercise price of the options.

Employment Agreements

  The Company has entered into employment agreements with certain of its executive officers. The agreements with such executive officers, other than Mr. Spair, were executed at the time of the Merger of Epitope and STC into the Company.

  On January 31, 2002, Mr. Gausling was appointed to the position of President and Chief Executive Officer of the Company. Pursuant to his employment agreement, which has an initial term of three years (i.e. through September 29, 2003) and is subject to automatic renewal for successive one-year periods unless either party gives the other party notice that the term will not be extended, Mr. Gausling will receive a regular salary of at least $225,000 per year. Mr. Gausling is also eligible to participate in the executive bonus plan established by the Company, and to receive or participate in any long-term incentive plan or any other additional benefits which may be made available by the Company from time to time. Mr. Gausling will also be reimbursed for job-related expenses.

  Mr. Gausling's employment agreement will terminate upon his death or upon 60 days' written notice from Mr. Gausling to the Company. Mr. Gausling's employment agreement may also be terminated by the Company for cause (as defined therein), or without cause. Upon the termination of Mr. Gausling's employment without cause, Mr. Gausling will continue to be paid his annual salary for the greater of (x) 12 months, (y) the remaining term of the employment agreement, or (z) 36 months if Mr. Gausling elects to treat one of the following events as a termination without cause: (i) a material breach of the employment agreement by the Company; (ii) a reduction in Mr. Gausling's salary or a change in his title or a substantial diminution of his duties; or
(iii) a change in control of the Company.

  A "change in control" generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the Commission or when either:

  . a person (other than the Company, any of its subsidiaries, any employee benefit plan of the Company, or any person with voting power arising from a revocable proxy) acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of the Company's voting securities;

  . less than a majority of the directors are persons who were either nominated or selected by the Board;

  . the consummation of any consolidation or merger in which the Company is not the surviving corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or

  . the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

  All of the other employment agreements are substantially similar to Mr. Gausling's, with the following exceptions:

  Mr. Thompson served as Chief Executive Officer of the Company at a regular salary of $275,000 per year. Under his employment agreement, the Company agreed to pay Mr. Thompson a one-time relocation allowance of $30,000 upon relocation of his residence to Pennsylvania, and to purchase, or arrange for a third-party to purchase, Mr. Thompson's house in Portland, Oregon at a purchase price of $672,000. The Company agreed to pay all mortgage payments on the house that became due between the date of the relocation of the Company's headquarters to Pennsylvania and the closing date of the purchase of Mr. Thompson's Portland, Oregon house, with any amounts so paid to be grossed up for any income tax owed by Mr. Thompson as a result of such payments. In lieu of the Company purchasing Mr. Thompson's house in Portland, Oregon, the Company made a loan to Mr. Thompson in the amount of $100,649 for relocation purposes, which would not accrue interest if repaid on or before the earlier of (i) the tenth day following the closing of the sale of Mr. Thompson's house in Portland, Oregon, or (ii) the first anniversary of the date of the loan. Interest would accrue at the rate of 9% per year from the due date until the loan is repaid. Mr. Thompson repaid that loan in April 2001.

  Prior to the Merger, Mr. Thompson also received a loan of $75,000 from Epitope to be used for the purchase of his home in the Portland, Oregon area. The loan did not accrue interest if repaid on or before April 17, 2002. Interest would accrue at the rate of 9% per year from the due date until the loan is repaid.

  On January 31, 2002, Mr. Thompson resigned as Chief Executive Officer and as Director of the Company, and his employment agreement was terminated. The Company and Mr. Thompson have entered into a severance agreement pursuant to which Mr. Thompson will receive an aggregate of $480,063, which represents the value of a laptop, home computer and cell phone transferred by the Company to Mr. Thompson, the payment of Mr. Thompson's COBRA premiums for continuation of health coverage through January 31, 2003, and the payment to Mr. Thompson of an amount equal to his regular salary through September 29, 2003. The severance agreement provides that the $75,000 loan made to Mr. Thompson will be repaid by application of the net amounts equal to his salary commencing with payments occurring on or after April 17, 2002.

  Dr. Niedbala serves as the Executive Vice President and Chief Science Officer of the Company at a regular salary of at least $185,000 per year. Dr. Niedbala's employment agreement contains the same termination provisions as Mr. Gausling's, except that Dr. Niedbala will be paid his salary for 24 months, rather than 36 months, if he elects to treat one of the events described above as a termination without cause.

  Mr. Spair serves as Executive Vice President and Chief Financial Officer at a regular salary of at least $200,000 per year. The initial term of Mr. Spair's employment agreement is two years, rather than three years. Mr. Spair is entitled to be reimbursed for the reasonable costs to relocate from his Hamilton, New Jersey home, up to a maximum aggregate amount of $40,000, plus an additional amount to compensate Mr. Spair for income taxes payable on the relocation reimbursement. Mr. Spair was also granted an option to purchase 150,000 shares of the Company's Common Stock on the date he commenced employment with the Company. Mr. Spair's employment agreement contains the same termination provisions as Mr. Gausling's.

  Mr. Formica serves as the Senior Vice President, Operations at a regular salary of at least $150,000 per year. The initial term of Mr. Formica's employment agreement is two years, rather than three years. Mr. Formica's employment agreement contains the same termination provisions as Mr. Gausling's, except that Mr. Formica will be paid his salary for 24 months, rather than 36 months, if he elects to treat one of the events described above as a termination without cause.

  Mr. Block serves as the Senior Vice President, Sales and Marketing of the Company at a regular salary of at least $150,000 per year. The initial term of Mr. Block's employment agreement is two years, rather than three years. The Company agreed to purchase Mr. Block's Portland, Oregon home at a purchase price equal to the average of three independent appraisals or such other price as agreed to by the Company and Mr. Block, and to pay Mr. Block's mortgage from the date of his relocation to Pennsylvania through the closing date on the sale of his Oregon home. The Company also agreed to pay Mr. Block a $30,000 relocation allowance. Mr. Block's employment agreement contains the same termination provisions as Mr. Gausling's, except that Mr. Block will be paid his salary for 24 months, rather than 36 months, if he elects to treat one of the events above as a termination without cause.

  Mr. Hinchey served as the Senior Vice President, Marketing, Drugs of Abuse, until December 31, 2001, when he retired from the Company and his employment agreement was terminated. He was paid a regular salary of $150,000 per year. Mr. Hinchey's employment agreement was for a term of two, rather than three, years, and contained the same termination provisions as Mr. Gausling's, except that Mr. Hinchey would have been paid his salary for 24 months, rather than 36 months, if he elected to treat one of the events described above as a termination without cause.

  Dr. George served as the Senior Vice President, Research and Development of the Company, at a regular salary of $150,000 per year. Dr. George's employment agreement was for a term of two, rather than three, years. Dr. George's employment agreement contained the same termination provisions as Mr. Gausling's, except that Dr. George would have been paid his salary for 24 months, rather than 36 months, if he elected to treat one of the events described above as a termination without cause. Effective February 28, 2002, Dr. George resigned his position as Senior Vice President, Research and Development and terminated his employment agreement. Effective March 1, 2002, he entered into a new employment agreement with the Company for a one
(1) year term pursuant to which Dr. George will remain employed by the Company in the position of Scientific Advisor and work on a part-time basis at a salary of $2,000 per month.

Compensation of Directors

  Nonemployee Directors of the Company receive an annual fee of $12,000 for service on the Board, payable quarterly in advance. No additional fee is paid for service on a committee of the Board. Nonemployee Directors also receive a grant of 40,000 stock options upon joining the Board (the "Initial Grant") and an annual grant of 20,000 stock options each year thereafter (the "Annual Grant") on the annual option grant date for officers and employees of the Company. Any nonemployee Director who becomes Chairman of the Board shall receive an additional grant of 40,000 stock options (the "Chairman Grant") and that individual's Annual Grant will be increased to 30,000 stock options.

  The options granted to nonemployee Directors are nonqualified stock options and the exercise price of the options is the mean between the high and low sale prices of the Company's Common Stock as quoted on The Nasdaq Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. All vesting of the options will cease 90 days after the nonemployee Director ceases to serve on the Board. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company's assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported by the proxy disclosure rules of the Commission. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Compensation Committee Interlocks and Insider Participation

  Michael G. Bolton, Gregory B. Lawless and Roger L. Pringle served as members of the Compensation Committee of the Board during 2001. Neither Mr. Bolton, Mr. Lawless nor Mr. Pringle currently serves as an officer of the Company. There are no compensation committee interlocks between the Company and any other entity involving the Company's or such entity's executive officers or board members.

  The following report of the Compensation Committee of the Board (the "Committee") and the Stock Price Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report and the Stock Price Performance Graph shall not otherwise be deemed filed under such Acts.

Report of the Compensation Committee

  General. The Committee, which is composed of independent, nonemployee Directors, is responsible for establishing and administering the Company's policies that govern executive compensation and benefit practices. The Committee evaluates the performance of the Chief Executive Officer and reviews the performance evaluations of the other executive officers, and approves their salary, merit cash bonus and related benefits. Compensation approved by the Committee for the Chief Executive Officer and the other executive officers is then recommended for approval by the Company's Board of Directors. The Committee also grants certain awards under the Company's stock award plans.

  Compensation Philosophy. The Company's executive compensation programs are designed to (i) align the interests of executive management with the long-term interests of the Company's stockholders, (ii) motivate executives to achieve the strategic business goals of the Company and recognize their individual contributions, and (iii) provide compensation opportunities which are competitive with those offered by other medical diagnostic companies. In furtherance of these goals, the components of executive compensation include base salary, merit cash bonuses, stock option grants and other benefits, and are linked to both Company and individual performance.

  Base Salary. At least annually, the Committee sets the salary for all executive officers, subject to approval by the Board of Directors. The Committee receives and considers management recommendations concerning salary adjustments for executive officers, as well as compensation data regarding other medical diagnostic companies. The Company generally tries to maintain executive salaries near the median level paid by similarly situated companies.

  The Committee's compensation decisions for 2001 were heavily influenced by the Company's financial performance. While total revenues for 2001 grew approximately 20% from the prior year (exclusive of revenues from discontinued products), the Company did not meet the performance criteria for revenues and profitability established by the Board of Directors and which formed the basis for the 2001 Management Incentive Plan (described below). In addition, on January 31, 2002, Mr. Thompson resigned from the Company, his employment agreement with the Company was terminated, and he was replaced by Mr. Gausling as the Company's Chief Executive Officer.

  Since the Company failed to meet its stated financial objectives, the Committee decided not to increase the salaries of the Chief Executive Officer or the executive officers of the Company during 2001, except for Mr. Formica who received a mid-year salary increase in July 2001.

  Merit Cash Bonuses. In February 2001, the Committee and Board of Directors approved the 2001 Management Incentive Plan (the "2001 MIP") which established target cash bonus awards for executive officers and certain other managers for 2001. The terms of the 2001 MIP were designed to provide executive officers and management with the opportunity to receive cash bonus awards comparable to bonus opportunities provided in the marketplace. Awards for 2001 were to be based on each executive's achievement of certain individual performance targets and the Company's attainment of certain sales and earnings per share targets for the year. The payment level could have reached 200% of the target level if the sales and earnings per share targets were exceeded. The Chief Executive Officer's target payment was 50% of base salary.

  In light of the Company's failure to meet its stated financial objectives, the Committee decided not to award cash bonuses to the Chief Executive Officer or the other executive officers of the Company during 2001, except for Mr. Block, who received a discretionary cash bonus in June 2001. Following the end of 2001, the Committee recognized that certain executive officers made significant contributions to the Company during 2001 and determined that it would be appropriate to reward these officers despite the Company's financial performance in 2001. As a result, the Committee approved certain discretionary cash bonuses to Mr. Formica and two other executive officers (other than the Chief Executive Officer) in March 2002.

  Stock Options. As previously noted, an important goal of the Company's compensation program is to align the interests of the executive officers and other employees with the long-term interests of the Company's stockholders. In furtherance of this goal, the Board of Directors adopted the 2000 Stock Award Plan (the "Award Plan") pursuant to which the Company may grant stock-based awards to directors, officers, and employees of, and consultants and advisers to, the Company. In general, the size of individual option grants is determined by the Committee based on the executive's duties and the levels of option grants for executives with comparable positions at other medical diagnostic companies. In light of the Company's financial performance for 2001, the Committee elected to defer the annual grant of options to Company employees and, as a result, did not grant any stock options to the Chief Executive Officer or any other executive officer of the Company during 2001 other than Ronald H. Spair, the Company's Executive Vice President and Chief Financial Officer, who received a stock option grant upon joining the Company in November 2001.

  Other Compensation. The Company also maintains a 401(k) profit sharing plan (the "401(k) Plan") in which all employees of the Company, including executive officers, are eligible to participate. In addition to amounts which participants may elect to contribute to the 401(k) Plan, the Company makes matching contributions up to the lesser of $4,000 or 10% of the participant's salary. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the participant prior to termination.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman
Michael G. Bolton
Gregory B. Lawless

March 27, 2002

Stock Price Performance Graph

  The following graph compares the cumulative total returns to investors in the Company's Common Stock, the Russell 2000 Index and the Nasdaq Biotechnology Index for the period from December 31, 1996 through December 31, 2001. The graph assumes that $100 was invested on December 31, 1996, in the Company's Common Stock and in each of the above-mentioned indices, and that all dividends were reinvested. The Russell 2000 index was chosen because it is an index of companies with market capitalizations similar to the Company. The Nasdaq Biotechnology Index was chosen because it includes a number of the Company's competitors. Indices have been selected because the Company has been unable to identify a peer group of companies for comparison. No single public or private company has a comparable mix of technologies under development or products which serve the same markets as the Company. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

              COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN* AMONG
            ORASURE TECHNOLOGIES, INC., THE RUSSELL 2000 INDEX AND
                        THE NASDAQ BIOTECHNOLOGY INDEX

     [GRAPHIC MATERIAL OMITTED IN WHICH THE FOLLOWING DATA IS DEPICTED:]

                                        TOTAL CUMULATIVE RETURN
                          -----------------------------------------------------
DATE                      12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01

ORASURE TECHNOLOGIES, INC. $100.00  $ 43.48  $ 51.09  $ 56.52  $ 71.74  $105.65
RUSSELL 2000                100.00   122.36   119.25   144.60   140.23   143.71
NASDAQ BIOTECHNOLOGY        100.00    99.93   144.18   290.72   357.52   299.62

--------
* The stock performance data for the Company used to generate the graph reflects the cumulative total return on the common stock of Epitope for all periods prior to the September 29, 2000 Merger of Epitope into the Company. However, the data does not include any adjustment for the spin-off of Epitope's former subsidiary, Agritope, Inc., which was effected as a special stock dividend to Epitope's stockholders. In the spin-off, each stockholder of record of Epitope on December 26, 1997, received one share of Agritope, Inc., common stock for each five shares of Epitope's common stock.

Item 2. Amendment of the OraSure Technologies, Inc. 2000 Stock Award Plan

General

  On November 16, 1999, the Board of Directors of Epitope adopted, subject to stockholder approval, the Epitope, Inc. 2000 Stock Award Plan (the "Plan"). The Plan was approved by Epitope's stockholders on February 15, 2000. The Plan initially authorized for award a maximum of 2,500,000 shares of Common Stock, plus the number of shares that were available for grant under the Epitope, Inc. 1991 Stock Award Plan (the "1991 Plan") on February 15, 2000 (the "1991 Plan Shares"), and such additional shares that become available under the terms of the Plan thereafter.

  Effective September 29, 2000, in connection with the Merger of Epitope and STC into the Company, the name of the Plan was changed to the OraSure Technologies, Inc. 2000 Stock Award Plan and the Plan was adopted as a stock option plan of the Company. All options granted prior to the Merger were assumed by and became obligations of the Company. The shares subject to grant under the Plan had a market value (determined as the average high and low sales price on the NASDAQ Stock Market) of $6.075 per share on March 28, 2002.

  On March 27, 2002, the Board approved and recommended for submission to stockholders an amendment to increase the number of shares of Common Stock authorized for grant under the Plan. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy at the Annual Meeting, is required for approval of the amendment to the Plan. Shares represented by a Proxy which are not voted for approval of the amendment (by voting no or abstaining) will have the effect of voting against the amendment. Your Board recommends that stockholders vote FOR approval of the amendment to the Plan.

Amendment of the Plan

  As of March 28, 2002, there were 300,145 shares of Common Stock remaining available for grant as stock options or other equity awards under the Plan. In order to enable the Company to continue to attract qualified directors, officers, employees and outside advisors and to compensate its directors, officers, employees and advisors in a manner that is competitive with compensation provided by other medical diagnostic companies, the Board of Directors determined that additional shares of Common Stock would need to be authorized for grants under the Plan. Accordingly, the Board approved amendment of the Plan to increase the number of shares authorized by 1,800,000 shares from 2,500,000 shares to 4,300,000 shares, plus the 1991 Plan Shares and other shares that become available under the terms of the Plan. The Board determined that this increase in authorized shares will meet the Company's needs under the Plan for the foreseeable future. A copy of the proposed Plan amendment is attached to this Proxy Statement as Exhibit B.

Summary of the Plan as Amended

  A summary description of certain terms and provisions of the Plan as proposed to be amended follows.

Purpose

  The purpose of the Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain, and reward employees, outside advisors, and directors of the Company and any subsidiaries. The Plan is intended to strengthen the mutuality of interests between employees, advisors, and directors and the Company's stockholders by offering equity-based incentives to promote the long-term growth, profitability and financial success of the Company.

Eligibility

  The Plan provides for stock-based awards to (i) employees of the Company and any subsidiaries, (ii) members of advisory committees or other consultants to the Company or its subsidiaries ("Advisors"), and (iii) nonemployee directors of the Company. Persons who help the Company raise money by selling securities or who promote or maintain a market for the Company's securities are not eligible to participate in the Plan as Advisors. In addition, only Advisors who, in the judgment of the Compensation Committee of the Board (the "Committee"), are or will be contributors to the long-term success of the Company will be eligible to receive Awards (as defined below). As of March 28, 2002, the Company had 204 employees, nine persons serving as Advisors, and six nonemployee directors, all of whom are eligible to receive Awards under the Plan.

Administration of the Plan

  The Committee administers the Plan and determines the persons who are to receive Awards and the types, amounts, and terms of Awards. For example, the Committee may determine the exercise price, the form of payment of the exercise price, the number of shares subject to an Award, and the date or dates on which an Award becomes exercisable. The Committee may delegate to one or more officers of the Company the authority to determine the recipients of and the types, amounts and terms of Awards granted to participants who are not Reporting Persons.

  The Plan will continue in effect until Awards have been granted covering all available shares under the Plan or the Plan is otherwise terminated by the Board. Termination of the Plan will not affect outstanding Awards.

  The Plan permits the Board to amend the Plan, subject to stockholder approval if required by law or the rules of a stock exchange or over-the-counter trading system. In order to retain favorable treatment of Awards under applicable tax laws, the Board cannot increase the number of shares covered by the Plan without further stockholder approval.

Awards

  Awards that may be granted under the Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based awards (collectively, "Awards"). The following is a brief summary of the various types of Awards that may be granted under the Plan.

  Stock Options. Options granted under the Plan may be either incentive stock options ("ISOs"), a tax-favored form of Award meeting the requirements of
Section 422 of the Internal Revenue Code, as amended, or nonqualified options ("NQOs"), which are not entitled to special tax treatment. ISOs must expire no more than ten years from the date of grant. The Plan does not limit the maximum term of NQOs. The exercise price of any ISO granted under the Plan may not be less than the fair market value of the Common Stock on the date of grant. The exercise price of any NQO generally may not be less than 75 percent of the fair market value of the Common Stock on the date of grant. The Plan authorizes the Committee to issue deferred compensation options with an option price substantially less than the fair market value (but not less than $1 per share) for the purpose of deferring a specified amount of income for a recipient.

  The agreement evidencing the grant of a stock option (the "Option Agreement") will specify, as determined by the Committee, the time or times when the option is exercisable, in whole or in part, and the extent to which the option remains exercisable after the option holder ceases to be an employee, Advisor or nonemployee director of the Company. The Option Agreement may, in the discretion of the Committee, provide whether the option will become fully exercisable upon the death, disability or retirement of the option holder or upon a change of control of the Company. An option may be exercised by payment of the exercise price in cash or, at the discretion of the Committee, in any combination of cash, previously held shares of Common Stock or share equivalents, or with proceeds from the sale of shares subject to the option.

  The Committee, in its discretion, may provide in the Option Agreement that, to the extent that the option is exercised using previously acquired shares of Common Stock, the option holder shall automatically be granted a replacement ("reload") option for a number of shares of Common Stock equal to the number of shares surrendered upon exercise with an option price equal to the fair market value of Common Stock on the date of exercise and subject to such other terms as the Committee determines.

  In no event may options for more than 500,000 shares of Common Stock be granted to any individual under the Plan during any fiscal year period.

  Stock Appreciation Rights. A recipient of stock appreciation rights ("SARs") will receive, upon exercise, a payment (in cash or in shares of Common Stock) based on the increase in the price of a share of Common Stock between the date of grant and the date of exercise. SARs may be granted in connection with options or other Awards granted under the Plan or may be granted as independent Awards. In no event may SARs for more than 500,000 shares of Common Stock be granted to any individual under the Plan during any fiscal year period.

  Restricted Awards. Restricted Awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock that may be subject to forfeiture if the recipient terminates employment or service as an Advisor or nonemployee director during a specified period (the "Restriction Period"). Stock certificates representing restricted shares are issued in the name of the recipient, but are held by the Company until the expiration of the Restriction Period. From the date of issuance of restricted shares, the recipient is entitled to the rights of a stockholder with respect to the shares, including voting and dividend rights. Restricted units are Awards of units equivalent in value to a share of Common Stock, which similarly may be subject to forfeiture if the recipient terminates employment or service as an Advisor or nonemployee director during the applicable Restriction Period. At the expiration of the Restriction Period, payment with respect to restricted units is made in an amount equal to the value of the number of shares of Common Stock covered by the restricted units. Payment may be in cash, unrestricted shares of Common Stock, or any other form approved by the Committee.

  Performance Awards. Performance Awards are designated in units equivalent in value to a share of Common Stock. A Performance Award is subject to forfeiture if or to the extent that the Company, a subsidiary, an operating group, or the recipient, as specified by the Committee in the Award, fails to meet performance goals established for a designated performance period. Performance Awards earned by attaining performance goals are paid at the end of a performance period in cash, shares of Common Stock, or any other form approved by the Committee. The number of shares of Common Stock issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 shares for any calendar year.

  Other Stock-Based Awards. The Committee may grant other Awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock.

Shares Subject to the Plan

  The maximum number of shares of Common Stock for which Awards may be granted under the Plan (as amended) is 4,300,000 shares, plus the 1991 Plan Shares. In addition, if an Award under the Plan, the 1991 Plan or the Incentive Stock Option Plan for Key Employees of Epitope, Inc. (the "Epitope ISOP") is cancelled or expires for any reason prior to becoming fully vested or exercised or is settled in cash in lieu of shares, or is exchanged for other Awards under the Plan, all shares covered by such Awards will be made available for future Awards under the Plan. Any shares used as full or partial payment to the Company of the option, purchase or other exercise price of an Award, and any shares covered by a stock appreciation right which are not issued upon exercise, will also become available for future Awards. As of March 28, 2002, there were options outstanding to purchase 3,936,543 shares of Common Stock which had been granted under the Plan, the 1991 Plan or the Epitope ISOP.

  In the event of a change in the Company's capitalization affecting the Common Stock, including a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, the Committee shall make such proportionate adjustments as it may determine, in its sole discretion to be appropriate as a result of such change, to the aggregate number of shares for which Awards may be granted under the Plan, the maximum number of shares which may be sold or awarded to any participant, the number of shares covered by each outstanding Award, and the price per share in respect of outstanding Awards.

Federal Income Tax Consequences

  The following discussion summarizes the principal anticipated federal income tax consequences of Awards granted under the Plan, to participants and to the Company.

  Incentive Stock Options. A recipient of an option does not realize taxable income upon the grant or exercise of an ISO. If no disposition of shares occurs within two years from the date of grant or within one year from the date of exercise, then (a) upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the option recipient as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to the Company for federal income tax purposes. For purposes of computing alternative minimum taxable income, an ISO is treated as an NQO.

  If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the recipient will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of the shares) over the exercise price thereof and (b) the Company would be entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain, as applicable, and does not result in any deduction for the Company. Any disqualifying disposition as described above will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

  Nonqualified Options. No income is realized by an option recipient at the time an NQO is granted. Upon exercise, (a) ordinary income is realized by the option recipient in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss, as applicable, and will not result in any deduction to the Company.

  Payment of Exercise Price in Shares. The Committee may permit participants to pay all or a portion of the exercise price for an option using previously acquired shares of Common Stock. If an option is exercised and payment is made in previously held shares, there is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above.

  Stock Appreciation Rights. The grant of an SAR to a participant will not cause the recognition of income by the participant. Upon exercise of an SAR, the participant will realize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock delivered to the participant. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the participant in connection with the exercise of an SAR.

  Restricted Awards and Performance Awards. Generally, a participant will not recognize any income upon issuance of a Restricted Award or Performance Award that is subject to forfeiture. Generally, a participant will recognize ordinary income upon the vesting of Restricted Awards or Performance Awards in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Common Stock delivered to the participant. Dividends paid with respect to Awards during the period such Awards are subject to forfeiture will be taxable as ordinary income to the participant. However, a participant may elect to recognize compensation income upon the grant of restricted shares, based on the fair market value of the shares of Common Stock subject to the Award at the date of grant. If a participant makes such an election, dividends paid with respect to the restricted shares will not be treated as ordinary income, but rather as dividend income, and the participant will not recognize additional income when the restricted shares vest. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If a participant who receives an Award of restricted shares makes the special election described above, the Company will not be entitled to deduct dividends paid with respect to the restricted shares.

  Limitation on Deductibility of Certain Compensation. Section 162(m) of the Internal Revenue Code generally makes nondeductible to the Company taxable compensation paid to a single individual in excess of

$1 million in any calendar year if the individual is the Chief Executive Officer or one of the next four highest-paid executive officers, unless the excess compensation is considered to be "performance based." Among other requirements contained in Section 162(m), the material terms of a compensation plan in which such officers participate must be approved by stockholders for awards or compensation provided under the plan to be considered "performance based." The Company may in the future consider structuring Awards to attempt to meet the requirements of Section 162(m) if it determines the action to be advisable.

                                 Annual Report

  The Company's Annual Report to Stockholders for the year ended December 31, 2001, accompanies this Proxy Statement. On written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of the Company's Common Stock on March 28, 2002, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at the address of the Company set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

                            Independent Accountants

  Change in Accountant. On December 18, 2000, the Company informed its independent accountants, PricewaterhouseCoopers LLP ("PWC"), that they would be dismissed upon completion of their audit of the Company's financial statements for the three-month transition period ended December 31, 1999. PWC previously audited the financial statements of the Company's predecessor, Epitope, for the years ended September 30, 1998 and September 30, 1999.

  On September 29, 2000, the Company changed its fiscal year to a calendar year, and therefore no report of PWC was issued on the Company's financial statements for the fiscal year ended September 30, 2000. PWC has issued a report on the Company's interim financial statements for the transition period October 1, 1999 through December 31, 1999. The reports of PWC on Epitope's financial statements for the years ended September 30, 1998 and September 30, 1999, and for the three months ended December 31, 1999, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during its audits for the fiscal years ended September 30, 1998 and September 30, 1999, and for the three months ended December 31, 1999, (i) there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PWC's satisfaction, would have caused PWC to make reference to the subject matter of such disagreements in their reports, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

  Because the Company's headquarters, including its Financial Department, were relocated to the former headquarters of STC in Bethlehem, Pennsylvania, it was determined that it would be appropriate to retain Arthur Andersen LLP ("Andersen"), the independent accountants of STC, as the Company's independent accountants. The Company's Audit Committee and Board authorized the dismissal of PWC and retention of Andersen. The Company retained Andersen as its independent accountants effective December 18, 2000.

  Andersen has examined the financial statements of the Company for the year ended December 31, 2001. The Company expects representatives of Andersen to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The representatives of Andersen will have the opportunity to make a statement at the meeting if they desire to do so.

  In light of recent events involving Andersen, the Company is reevaluating whether to engage Andersen as the Company's independent accountants for 2002 or to engage another firm to act in that capacity. A decision on this matter has not yet been made. If a decision is made to change independent accountants, the Company will promptly provide the disclosure required by the regulations of the Commission.

  Audit Fees. The aggregate audit fees billed by Andersen related to the Company's annual financial statements for the year ended December 31, 2001 and those financial statements included in the Company's quarterly reports on Form 10-Q during 2001, totaled $98,500.

  Financial Information Systems Design and Implementation Fees. The Company did not engage Andersen to provide systems design and implementation services (as defined in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X under the Exchange Act) during the year ended December 31, 2001.

  All Other Fees. The aggregate fees billed by Andersen to the Company for non-audit services rendered to the Company for the year ended December 31, 2001 totaled $75,200. These services consisted of preparation of various federal and state tax returns for the Company, certain tax planning assistance, and review of certain registration statements filed by the Company and the issuance of consents in connection therewith.

  The Audit Committee of the Company's Board of Directors has determined that the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above are compatible with maintaining Andersen's independence.

                      Deadline For Stockholder Proposals

  Stockholders of the Company may submit proposals for inclusion in the proxy materials for the Company's 2003 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the Securities and Exchange Commission and must be received by the Company at 150 Webster Street, Bethlehem, Pennsylvania 18105,
Attention: Secretary, not later than December 13, 2002.

  The Company's Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. In order to be considered, a stockholder's proposal must be made in writing to the Company's Secretary and must be delivered to or received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include the name and record address of the stockholder, the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder, and any material interest the stockholder has in this matter(s) to be considered at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett
Secretary

April 12, 2002

                                                                      Exhibit A

                          OraSure Technologies, Inc.
                   Audit Committee of the Board of Directors
                           Charter of Responsibility

                                   Article I
                               Mission Statement

  The audit committee will assist the board of directors in fulfilling its oversight responsibilities. The audit committee will review the financial reporting process, the system of internal control, the audit process and the company's process for monitoring compliance with laws and regulations. In performing its duties, the committee will maintain effective working relationships with the board of directors, management, and the external auditors.

                                  Article II
                                  Membership

  Section 1. Term: Members of the committee are appointed by the board of directors and shall serve for a term of one year. Each committee member may be re-appointed for additional terms at the discretion of the board of directors.

  Section 2. Independence: The audit committee shall consist only of independent directors. A director will not be considered "independent" if he or she has:

  --been employed by the company or its affiliates in the current or past three years;

  --accepted any compensation from the company or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

  --an immediate family member who is, or has been in the past three years, employed by the company or its affiliates as an executive officer;

  --been a partner, controlling shareholder or an executive officer of any for-profit business to which the company made, or from which it received, payments (other than those which arise solely from investments in the company's securities) that exceed five percent of the company's or business's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years, or;

  --been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

  Section 3. Background and Experience: Audit committee members shall possess financial literacy which is the ability to read and understand fundamental financial statements, including the company's balance sheet, income statement, and cash flow statement. At least one committee member shall possess accounting or related financial management expertise, which would include past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer (CEO) or other senior officer with financial oversight responsibilities.

                                  Article III
                                 Organization

  Section 1. Number: The audit committee shall consist of not less than three members of the board of directors.

  Section 2. Chairperson: The board of directors shall appoint one member of the audit committee to act as the committee chairperson.

  Section 3. Meetings: The audit committee shall meet as often as necessary, as determined by the committee chairperson. Meetings will usually be scheduled in conjunction with board meetings. Members shall be given at least 5 days notice of each meeting, but may waive notice in writing. Meetings will follow an agenda and approved minutes of the meeting shall be maintained. In addition to the committee, other participants may include the external auditors, the CEO, chief financial officer (CFO) and controller, or others as determined by the committee. The audit committee shall meet privately at least once per year with management and at least once per year with the external auditors.

                                  Article IV
                          Roles and Responsibilities

  Section 1: Internal Controls: The audit committee shall determine whether internal control recommendations made by external auditors have been implemented by management and ensure that external auditors have kept the audit committee informed about fraud, illegal acts, and deficiencies in internal controls.

  Section 2: Financial Reporting--General: The audit committee shall: a) review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements; and b) discuss significant risks and exposures and plans to minimize such risks with management and external auditors.

  Section 3: Annual Financial Statements: The audit committee shall, prior to filing of the Company's annual financial statements with the Securities and Exchange Commission (SEC) on Form 10-K: a) review the annual financial statements and determine whether they are complete and consistent with the information known to committee members; b) determine the presence of complex and/or unusual transactions and the appropriateness of their accounting and disclosure treatment; c) determine that accounting for, and disclosure of, judgmental areas such as valuation of assets and liabilities, loss reserves, and other commitments and contingencies are adequate; d) review management's handling of proposed audit adjustments identified by the external auditors; e) review the Management's Discussion and Analysis (MD&A) section of the annual report on Form 10-K and consider whether the information is adequate and consistent with the committee members' knowledge about the company and its operations; f) ensure that the external auditors communicate required matters to the committee, including the written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented; g) discuss with the external auditors their independence; h) discuss the audited financial statements with management; i) discuss with the external auditors the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards, AU (S) 380), as may be modified or supplemented; and j) recommend to the board of directors whether the audited financial statements be included in the annual report on Form 10-K.

  Section 4: Interim Financial Statements: Prior to release of the Company's quarterly financial statements to the SEC on Form 10-Q, the audit committee or the committee chairperson shall require the external auditors to inform the committee of any significant: disagreements with management, new accounting policies, adjustments to the financial statements or unusual events or transactions.

  Section 5: Compliance with Securities Laws and Regulations: The audit committee shall review the effectiveness of the system for monitoring compliance with laws and regulations and management's investigation and follow-up on any fraudulent acts or accounting irregularities. Periodic updates shall be obtained from management and general counsel regarding compliance. The audit committee shall review the findings of examinations by regulatory agencies such as the SEC, and be satisfied that regulatory compliance matters have been considered in the preparation of the financial statements.

  Section 6: External Auditors: The audit committee shall meet with the external auditors to review the proposed audit scope and approach, review the independence of the external auditors by reviewing the non-audit services they perform for the company and the assertion of their independence in accordance with professional standards. At least once annually, the audit committee shall review the performance of the external auditors with the full board of directors and determine the reappointment or discharge of the external auditors, who are ultimately accountable to the board of directors and the audit committee.

  Section 7: Other Responsibilities: The audit committee shall:

  --establish periodic meetings with the external auditors, internal auditors, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately;

  --ensure that significant findings or recommendations made by the external auditors are received and discussed on a timely basis;

  --review, with the company's general counsel, any legal matters that could have a significant impact on the company's financial statements;

  --review the policies and procedures in effect for considering officers' expenses and perquisites;

  --if necessary, institute special investigations, and if appropriate, hire special counsel or experts to assist;

  --perform oversight functions as required by the full board;

  --review and update the audit committee charter annually and receive full board approval of any changes;

  --regularly update the board of directors about committee activities and make appropriate recommendations.

                                                                      Exhibit B

               Proposed Amendment of OraSure Technologies, Inc.
                      2000 Stock Award Plan (the "Plan")

  On March 27, 2002, the Company's Board of Directors approved, and recommended for approval by stockholders, a 1,800,000-share increase in the number of authorized shares under the Plan. In order to reflect this increase in authorized shares, Section 4.2.2 of the Plan was amended, subject to stockholder approval, as follows:

    "4.2.2 Number of Shares. The maximum number of Shares for which Awards may be granted under the Plan is 4,300,000 Shares, plus the number of Shares that are available for grant under the Epitope, Inc., 1991 Stock Award Plan (the "1991 Plan"), on February 15, 2000, subject to adjustment pursuant to Article 14 of the Plan."

================================================================================

                       [LOGO] OraSure Technologies, Inc.
                  diagnostic solutions for the new millennium

                                   P R O X Y

                      2002 Annual Meeting of Stockholders

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Jack E. Jerrett and Ronald H. Spair, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the "Company"), to be held on Monday, May 20, 2002, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

      The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted FOR the election of the nominees listed on the reverse side as directors and FOR the amendment of the OraSure Technologies, Inc. 2000 Stock Award Plan. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.


         PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
                            [FOLD AND DETACH HERE]

                       [LOGO] OraSure Technologies, Inc.
                  diagnostic solutions for the new millennium

                      2002 Annual Meeting of Stockholders
                             Monday, May 20, 2002

================================================================================
                                                               Please mark
                                                               your vote as
                                                               indicated in
                                                               this example

================================================================================

[x]

                                     FOR   WITHHOLD
1. Election of Directors             [ ]     [ ]

   Class II (Term expiring 2005)
            01 William W. Crouse
            02 Roger L. Pringle

(Instruction: To withhold authority to vote for any individual nominee, mark FOR and strike a line through the nominee's name in the list above. To withhold authority to vote for all nominees, mark WITHHOLD.)

                                                          FOR   AGAINST  ABSTAIN
2. Amendment of OraSure Technologies, Inc.                [ ]     [ ]      [ ]
   2000 Stock Award Plan

By checking the box to the right, I consent to future delivery of annual     [ ]
reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature(s)                                 Dated             2002.
             ------------------------------        ------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative, please give full title as such.

--------------------------------------------------------------------------------
                            [FOLD AND DETACH HERE]

                     Vote by Internet or Telephone or Mail

                         24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 4PM Eastern Time on May 17, 2002

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------      ---------------------     ---------------------
         Internet                     Telephone                    Mail
http://www.eproxy.com/osur         1-800-435-6710
                                                            Mark, sign and date
 Use the Internet to vote        Use any touch-tone         your proxy card
 your proxy. Have your           telephone to vote          and return it in
 proxy card in hand when         your proxy. Have your      the enclosed
 you access the web site.    OR  proxy card in hand     OR  postage-paid
 You will be prompted to         when you call. You         envelope.
 enter your control number,      will be prompted to
 located in the box below,       enter your control
 to create and submit an         number, located in
 electronic ballot.              the box below, and
                                 then follow the
                                 directions given.
--------------------------      ---------------------      ---------------------

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at: http://www.orasure.com

================================================================================